UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 29, 2015

O'REILLY AUTOMOTIVE, INC.
(Exact name of registrant as specified in its charter)

Missouri	000-21318	27-4358837
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

233 South Patterson
Springfield, Missouri 65802
(Address of principal executive offices, Zip code)

(417) 862-6708
(Registrant's telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition

On February 4, 2015, O'Reilly Automotive, Inc. (the "Company") issued a press release announcing its 2014 fourth quarter and full-year earnings. The text of the press release is attached hereto as Exhibit 99.1.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 14, 2014, the Company’s Board of Directors (the “Board”) adopted an Executive Incentive Compensation Clawback Policy (the "Clawback Policy"), which authorizes the Board to seek recovery of incentive compensation previously earned after the date of adoption of the Clawback Policy on the basis of performance by any current or former named executive officer (“NEO”) of the Company, as determined pursuant to Item 402 under Regulation S-K. Pursuant to the Clawback Policy, in the event the Company's financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements resulting from the fraud or willful misconduct of the NEO, the Compensation Committee of the Board shall have the authority to claw back or withhold any future payments of incentive compensation in order to recoup any overpayment of incentive compensation paid or awarded based on previously reported results. On January 29, 2015, each of the Company’s NEOs executed an acknowledgment that they were bound by the Clawback Policy. The Form of Executive Incentive Compensation Clawback Policy Acknowledgment is attached hereto as Exhibit 10.1.

On January 29, 2015, the Board, acting upon the recommendation of the Compensation Committee, adopted a new Change in Control Severance Agreement (the “CIC Agreement”) between the Company and the Company’s NEOs. Pursuant to the terms of the CIC Agreement, if an executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (each as defined in the CIC Agreement) within six months prior to or two years following a change in control, then the executive will receive (a) salary continuation for two years and a payment equal to two times the executive’s target bonus; (b) two years of benefit continuation and credit towards eligibility for any then-effective retiree medical or life insurance plan; (c) any unpaid bonus for the immediately preceding year and a pro rata target bonus for the year of termination; (d) up to $30,000 in outplacement services; and (e) equity vesting, with performance awards deemed earned at target and options exercisable for twelve months, or until their expiration, if earlier (with comparable benefits provided where awards were terminated in connection with a qualifying pre-change in control termination). If the executive would be subject to an excise tax under Section 280G of the Internal Revenue Code, severance amounts will be paid in full (with the excise tax applying to such amounts, if any, being paid by the executive) or reduced so that no excise tax applies, whichever leads to the more favorable after tax result to the executive. Receipt of severance payments and certain benefits is contingent on the execution of an effective release of claims, and the CIC Agreement contains certain restrictive covenants. The CIC Agreement supersedes any previous Change of Control Agreement entered into by the NEOs. The description of the CIC Agreement is a summary only and is qualified in its entirety by reference to the Form of Change in Control Severance Agreement, which is attached hereto as Exhibit 10.2.

Section 8 – Other Events

Item 8.01 Other Events

On February 4, 2015, the Company announced that its Board approved a resolution to increase the authorization amount under its share repurchase program by an additional $500 million, raising the aggregate authorization under the program to $5.0 billion. The additional $500 million authorization is effective for a three-year period, beginning on February 4, 2015. Stock repurchases under the program may be made from time to time, as the Company deems appropriate, solely through open market repurchases effected through a broker dealer at prevailing market prices, based on a variety of factors such as price, corporate requirements and overall market conditions. There can be no assurance as to the number of shares the Company will purchase, if any. The share repurchase program may be increased or otherwise modified, renewed, suspended or terminated by the Company at any time, without prior notice.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
10.1	Form of O'Reilly Automotive, Inc. Executive Incentive Compensation Clawback Policy Acknowledgment
10.2	Form of O'Reilly Automotive, Inc. Change in Control Severance Agreement
99.1	Press Release dated February 4, 2015

The information in Section 2 and Exhibit 99.1 of Section 9 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2015	O’REILLY AUTOMOTIVE, INC.

By: /s/ Thomas McFall
Thomas McFall
Executive Vice President of Finance and Chief Financial Officer
(principal financial and accounting officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of O'Reilly Automotive, Inc. Executive Incentive Compensation Clawback Policy Acknowledgment
10.2	Form of O'Reilly Automotive, Inc. Change in Control Severance Agreement
99.1	Press Release dated February 4, 2015